EXHIBIT 99.1

CAS Medical Systems, Inc. Reports Fourth Quarter and Full Year 2007 Results

Company to Host Conference Call Today At 10:00 a.m. ET

BRANFORD, Conn., Feb. 28, 2008 (PRIME NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM), a medical device company focused on innovative, non-invasive monitoring that is vital to patient care, today announced financial results for the fourth quarter and twelve months ended December 31, 2007.

"We are pleased to report record revenue for 2007, our eleventh consecutive year of revenue growth," stated Andrew E. Kersey, President and CEO. "Our core business has remained strong and continued to grow in 2007. This is despite a shortfall of $1.5M of business to Medtronic Physio-Control due to its suspension of U.S. shipments in January of 2007. During the year, we complemented our vital signs monitoring product line with the signing of a co-branding agreement with Analogic Corporation, giving us exclusive worldwide sales and marketing rights to its LifeGard(r) patient monitors. Sales of our core products to the Department of Veterans Affairs, private label customers and to other Original Equipment Manufacturer (OEM) partners continued to be strong, providing us with a solid foundation on which to grow.

"A significant milestone for CASMED in 2007 was the successful launch of the FORE-SIGHT(r) Absolute Cerebral Oximeter. Utilizing innovative, proprietary optical technology, FORE-SIGHT measures absolute cerebral oxygen saturation. This clinically relevant information can signal the need for clinician intervention before brain damage occurs. Since the product's commercial introduction, we have experienced sustained growth in FORE-SIGHT revenues with the installation of the 50th monitor reported earlier this month and repeat sales of single patient use sensors.

"As we enter 2008, we believe we are well positioned to continue to grow both our existing core business and to accelerate the FORE-SIGHT opportunity as market awareness and adoption of our unique absolute cerebral oximetry technology continues to widen. We are pleased to see not only increased awareness and demand for our product, but also continued industry acceptance for cerebral oximetry as evidenced by the recent addition of cerebral oximetry to the Society of Thoracic Surgeons Adult Cardiac Surgery Database. We have multiple clinical studies underway to help penetrate additional markets beyond the initial cardiovascular surgery market. In addition, CASMED intends to aggressively seek early market adoption in the infant/neonatal market where we already hold a leadership position with strong brand awareness of our premium Klear-Trace(r) electrodes."

Financial Results for Q4

Revenues for the three months ended December 31, 2007 totaled $10.3 million, an increase of $127,000, or 1 percent, over the $10.2 million of revenues reported for three months ended December 31, 2006. This slight increase in revenues was led by OEM product sales including shipments to Medtronic, historically the Company's largest customer, which rebounded during the fourth quarter of 2007 finishing nearly $100,000 over the fourth quarter of 2006. Revenues for the fourth quarter of 2007 include approximately $205,000 of FORE-SIGHT cerebral oximetry product sales.

For the three months ended December 31, 2007, the Company recorded a net loss of $12,000, or $0.00 per basic and diluted common share, compared to net income of $536,000 or $0.04 per diluted common share reported for the three months ended December 31, 2006. Pre-tax income was $54,000 for the three months ended December 31, 2007, a decrease of $704,000 from the $758,000 reported for the three months ended December 31, 2006 resulting from the following:

* Increased cerebral oximetry sales and marketing expenses of approximately $400,000 over Q4 2006

* Decreased gross margins from strong Q4 07 international sales which carry lower average gross margin levels

* Increased Sarbanes-Oxley 404 internal controls consulting costs of $55,000

* Decreased expenses during Q4 2006 of $83,000 related to accrued retirement benefit costs pertaining to changes to the Company's post-retirement health benefit plan during 2005

Stock compensation expense was $86,000 for the fourth quarter of 2007, compared to $91,000 for the same period of the prior year.

Financial Results for the Full Year of 2007

Revenues for 2007 totaled $38.2 million, an increase of $3.0 million, or 9 percent, over revenues of $35.2 million reported for 2006. Increases in sales of vital signs monitors of approximately $3.1 million, or 22 percent, primarily driven by sales to the Department of Veterans Affairs ("VA") and sales of Analogic products marketed by the Company, were partially offset by reductions in OEM sales of $0.9 million, or 11 percent. Sales to Medtronic Physio-Control were down $1.5 million for the year, and were partially offset by increases in sales to other OEM partners. Sales of blood pressure cuffs and rapid-infusor products grew nearly 15 percent over 2006 and accounted for $1.2 million of the increase in revenues. 2007 revenues include approximately $0.3 million of FORE-SIGHT cerebral oximetry product sales.

The Company recorded 2007 net income of $306,000 or $0.03 per diluted common share, compared to net income of $1.7 million, or $0.14 per diluted common share, reported for 2006. Pre-tax income was $304,000 for 2007 a decrease of $2.4 million from the $2.7 million reported for 2006 and was affected by the following factors:

* Increased cerebral oximetry related sales and marketing expenses and manufacturing start-up costs of approximately $1.6 million over 2006

* Decreased OEM business, a result of the Medtronic Physio-Control voluntary suspension of U.S. shipments -- which carries higher relative margins compared to the Company's average product margin

* Increased manufacturing overhead and other infrastructure costs to support expanded operations

* Increased Sarbanes-Oxley 404 internal control consulting costs of $164,000

* Increased state tax credits of $155,000 from an exchange of tax credit carry forwards for reduced cash payable to the Company

* Decreased expenses during 2006 of $336,000 related to accrued retirement benefit costs

Stock compensation expense was $303,000 for 2007, compared to $390,000 for 2006.

The Company's income tax benefit for 2007 of $3,000 assumes an effective tax rate for 2007 of 1 percent compared to an effective income tax rate of 36 percent for 2006. 2007 includes the $155,000 state tax benefit referred to above.

Liquidity and Capital Resources

During 2008, the Company expects to continue to expand its investment in the growing cerebral oximetry market. To support the cerebral oximetry initiatives, the Company amended its line-of-credit with its bank during February 2008 to expand its maximum borrowings under the facility to $10.0 million.

FORE-SIGHT Business Overview

FORE-SIGHT Absolute Cerebral Oximeter installations in the U.S. continued to increase during the fourth quarter to a total of 34 through the end of 2007. Recently the Company announced the 50th installation of sensor revenue-generating FORE-SIGHT monitors in the US in over 20 institutions. In the Cardio-Vascular Operating Room ("CVOR") in the U.S., the sales models employed include either the sale of the monitor or, more frequently, placement of the FORE-SIGHT monitor at no charge to a hospital with an agreement from the hospital to purchase a minimum quantity of the disposable sensors. Total revenues for the fourth quarter included $205,000 of FORE-SIGHT revenue.

In the U.S., the Company has exclusive agreements with 18 Manufacturers Representative groups, representing approximately 50 sales people selling the product nationwide into the CVOR market. The Company has four Sales Managers dedicated to FORE-SIGHT sales and an additional six Clinical Support Specialists. The Company expects to add an additional four Clinical Support Specialists focused on the adult market during the year as sales continue to grow.

During the fourth quarter, the Company began the European launch of the FORE-SIGHT system with initial sale of demo monitors. One of the Company's Sales Managers is located in Europe, concentrating on establishing FORE-SIGHT distribution in key markets. Two clinical research / reference sites have been established in Europe to support the FORE-SIGHT product launch.

Clinical Research

Clinical studies utilizing the FORE-SIGHT Absolute Cerebral Oximeter are on-going at several key locations throughout North America. Active study applications include aortic arch surgery, thoracic surgery, coronary artery bypass graft ("CABG") surgery, and orthopedic surgery. Additionally, the Company is participating in a new NIH-funded major multi-center study researching cognitive decline and delirium in elderly patients undergoing major general surgery. The study, involving seven different hospitals throughout the U.S. will review the cognitive impact of cerebral desaturations on elderly patients.

Three new abstracts were recently presented by Dr. T. M. Hemmerling M.D. DEAA of Intelligent Technology Anesthesia Group, Department of Anesthesia, Montreal General Hospital, McGill University, Montreal, Canada at Society for Technology in Anesthesia, in San Diego, CA in January 2008. These abstracts represent initial studies utilizing the FORE-SIGHT monitor in new applications outside of the CVOR setting.

The Company previously announced the publication of a cerebral oximetry review paper in Seminars in Cardiothoracic and Vascular Anesthesia in the March edition of the journal. The paper, entitled "Recent Advances in the Application of Cerebral Oximetry in Adult Cardiovascular Surgery," was authored by Dr. Gregory W. Fischer, M.D., Co-Director of Cardiac Anesthesia at Mount Sinai Medical Center in New York, NY. In the paper, Dr. Fischer notes that "trend only cerebral oximetry may be inadequate" and that "because the FORE-SIGHT provides an absolute value of SctO2, it is possible to establish threshold values for SctO2 to guide clinical interventions," avoiding catastrophic events causing brain injury.

In addition, new abstracts generated from data utilizing the FORE-SIGHT Absolute Cerebral Oximeter are to be presented at upcoming industry seminars. Initial results from the 60 patient CABG surgery study at Duke University Medical Center in Durham, NC will be presented as an abstract titled "FORE-SIGHT Cerebral Oximeter in Cardiac Patients" at the 14th World Congress of Anesthesiologists in Cape Town, South Africa March 2-7, 2008. Dr. David MacLeod, M.D. of Duke University Medical Center will also be presenting an abstract on the "Relationship of Cerebral Oximetry-Measured Hemoglobin Per Volume of Tissue to Arterial Blood Hemoglobin" at the 82nd International Anesthesia Research Society Clinical and Scientific Congress in San Francisco, CA on March 29 - April 1, 2008.

Data and information on all of these studies can be found on the Company website at www.casmed.com/foresight

FORE-SIGHT Infant Sensor Launch

Customer preference testing is underway at five key infant clinical locations throughout the U.S. to support the launch of the FORE-SIGHT infant sensor planned for the second half of this year. The Company expects to double this number of reference sites over the coming months to generate additional clinical utility data and case study experience. Additionally, CASMED plans to add six infant Sales Specialists during the year, focused exclusively on sales of the infant sensor.

There are approximately four million births in the U.S. each year and, of these, approximately one in every 125 babies are born with a congenital heart defect. Congenital heart defects are the leading birth defect in the U.S., affecting almost 40,000 babies a year, 50% of whom will require at least one invasive surgery in their lifetime, many before age one. Early corrective surgery often prevents development of additional complications and allows the child to live a more normal life sooner. As with adults, it is critically important to be able to be aware of and respond immediately to cerebral oxygenation deficits before, during and after these surgeries.

Conference Call Information

CASMED will host a conference call on February 28, 2008 at 10:00 a.m. Eastern Time to discuss fourth quarter and full year 2007 results. Participants on the call will be Andrew Kersey, President and CEO, and Jeffery Baird, CFO.

The live call may be accessed by phone at (877) 681-3371 (domestic) or (719) 325-4929 (international). If you would like to participate, please call at least ten minutes prior to the start time of 10:00 a.m. Eastern Time.

A live audio webcast of the conference call will also be available on the Company's website located at www.casmed.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to join the webcast. An online archive of the webcast will be available within two hours of the end of the live call and archived on the website until March 28, 2008.

About the FORE-SIGHT Absolute Cerebral Oximeter

FORE-SIGHT provides clinically relevant absolute measurements that indicate a patient's cerebral tissue oxygen saturation status. CASMED's initial market focus for the FORE-SIGHT product is on high risk cardiovascular surgeries, of which there are about 700,000 performed each year in the U.S. Additional market opportunities include a broad range of general surgical procedures and post-operative and critical care settings. Protecting the brain from low oxygen levels during these procedures is an important goal of every surgical team because the brain is highly vulnerable to oxygen deprivation. At normal body temperatures, damage to brain cells due to lack of oxygen can occur after just a few seconds. The FORE-SIGHT Cerebral Oximeter provides new information that allows clinicians to monitor and respond to instances of brain tissue oxygen deprivation before damage to the brain occurs.

About CASMED(r)

Founded in 1984, CAS Medical Systems, Inc. is dedicated to the design and manufacture of innovative technologies and products vital to patient care in the most challenging clinical environments. Its current product lines include cerebral oximeters, blood pressure measurement technology, vital signs monitoring equipment, blood pressure cuffs, cardio-respiratory and apnea monitoring equipment and products for neonatal intensive care. With a reputation for the highest quality products available in the markets it serves, CASMED products are used by clinicians worldwide.

For further information regarding CAS Medical Systems, Inc., visit the Company's website at www.casmed.com.

Company Contacts
CAS Medical Systems, Inc.
Susan Carron
Director of Corporate Communications
203-488-6056
ir@camed.com

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, commercialization and technological difficulties, the impact of actions and events involving key customers and vendors, and other risks detailed in the Company's Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate," "believe," "estimate," "expect," "may," "objective," "plan," "possible," "potential," "project," "will" and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

                       CAS MEDICAL SYSTEMS, INC.
                       STATEMENTS OF OPERATIONS

                 Three Months      Year      Three Months      Year
                     Ended         Ended         Ended         Ended
                    Dec 31,       Dec 31,       Dec 31,       Dec 31,
                     2007          2007          2006          2006
                --------------------------  --------------------------
 Revenues       $ 10,317,242  $ 38,232,405  $ 10,190,562  $ 35,202,011

 Costs and
  Expenses:
   Cost of
    Products Sold  6,754,618    24,584,807     6,293,952    20,802,677
                --------------------------  --------------------------
 Gross Profit      3,562,624    13,647,598     3,896,610    14,399,334

 Operating Expenses
   Research and
    Development      528,251     2,253,512       875,917     2,762,269
   Selling, General
    and Adminis-
    trative        2,894,291    10,815,248     2,201,714     8,658,812
                --------------------------  --------------------------
                   3,422,542    13,068,760     3,077,631    11,421,081
                --------------------------  --------------------------
 Operating Income    140,082       578,838       818,979     2,978,253

   Interest
    Expense           85,595       274,977        61,132       248,404
                --------------------------  --------------------------
 Income Before
  Income Taxes        54,487       303,861       757,847     2,729,849

   Income Tax
    Expense
    (Benefit)         66,042        (2,599)      222,148       983,148
                --------------------------  --------------------------
 Net Income
  (Loss)        $    (11,555) $    306,460  $    535,699  $  1,746,701
                ==========================  ==========================

 EARNINGS PER
  COMMON SHARE:
   Basic        $      (0.00) $       0.03  $       0.05  $       0.17
   Diluted      $      (0.00) $       0.03  $       0.04  $       0.14

 WEIGHTED AVERAGE
  NUMBER OF COMMON
  SHARES OUT-
  STANDING:
   Basic          10,758,421    10,696,217    10,481,321    10,373,225
   Diluted        10,758,421    12,211,694    12,107,059    12,147,373

                       CAS MEDICAL SYSTEMS, INC.
                            BALANCE SHEETS

                                   Dec. 31,     Dec. 31,
                                     2007        2006      Incr/(Decr)
                                 -----------  -----------  -----------

 Cash and Cash Equivalents       $   666,722  $ 1,334,535  $  (667,813)
 Accounts Receivable               4,947,300    4,906,303       40,997
 Inventories                      10,021,118    6,808,193    3,212,925
 Deferred Tax Assets                 474,265      329,458      144,807
 Recoverable Income Taxes            230,458      320,943      (90,485)
 Other Current Assets                414,204      408,171        6,033
                                 -----------  -----------  -----------
   Total Current Assets           16,754,067   14,107,603    2,646,464

 Property, Plant, and Equipment    5,327,755    6,859,759   (1,532,004)
 Less Accumulated Depreciation    (2,987,030)  (3,535,915)     548,885
                                 -----------  -----------  -----------
                                   2,340,725    3,323,844     (983,119)

 Intangible and Other Assets, Net    846,602      457,352      389,250
 Goodwill                          3,379,021    3,379,021           --
 Deferred Tax Assets                 567,971      175,611      392,360
                                 -----------  -----------  -----------
   Total Assets                  $23,888,386  $21,443,431    2,444,955
                                 ===========  ===========  ===========
 Current Portion of
  Long-Term Debt                 $   577,453  $   609,615  $   (32,162)
 Line-of-Credit                    2,249,349           --    2,249,349
 Notes Payable                        71,537       69,241        2,296
 Accounts Payable                  2,505,460    3,228,265     (722,805)
 Accrued Expenses                    962,154    1,104,726     (142,572)
                                 -----------  -----------  -----------
   Total Current Liabilities       6,365,953    5,011,847    1,354,106

 Long-term Income Tax Payables       145,125           --      145,125
 Deferred Gain on Sale of
  Property                         1,303,338           --    1,303,338
 Long-Term Debt, Less Current
  Portion                          2,322,561    3,806,587   (1,484,026)

 Common Stock                         43,575       42,717          858
 Additional Paid-In Capital        5,889,007    4,935,538      953,469
 Treasury Stock                     (101,480)    (101,480)          --
 Retained Earnings                 7,920,307    7,748,222      172,085
                                 -----------  -----------  -----------

 Shareholders' Equity             13,751,409   12,624,997    1,126,412
                                 -----------  -----------  -----------
 Total Liabilities & Equity      $23,888,386  $21,443,431  $ 2,444,955
                                 ===========  ===========  ===========